Exhibit 10.3

                                 PROMISSORY NOTE

U.S. $1,875,000.00
                                                                  Miami, Florida
                                                         As of December 31, 2008

     AIR TRANSPORT GROUP HOLDINGS, INC., a Nevada corporation (the "MAKER"), for value received, hereby promises to pay to the order of DANIEL J. PIERSON (the "PAYEE"), at 14750 SW 152nd Court, Miami, Florida 33196 or at any other address as the Payee shall specify in writing, the principal sum of One Million Eight Hundred Seventy-Five Thousand Dollars and No/100 (U.S. $1,875,000.00) (the "PRINCIPAL AMOUNT") which shall be payable as set forth below:

     1. PAYMENT TERMS. The Principal Amount is payable in its entirety on or before March 31, 2009. Payment of the Principal Amount shall be not be subject to any right of set off by the Maker except for any damages (but only following a final determination of damages by an appropriate court or as agreed to by the Payee) incurred by Maker as a result of any breach of the representations or warranties of the Payee contained in that certain Stock Purchase Agreement to which this Promissory Note is attached ("STOCK PURCHASE AGREEMENT").

     2. PREPAYMENT. This Note may be pre-paid in whole or in part, without premium or penalty, at any time.

     3. INTEREST. Interest shall not be charged or accrue on the unpaid Principal Amount, except that upon the occurrence of an Event of Default, as defined below, interest shall accrue on the unpaid balance of this Note at the highest lawful rate of interest but not in excess of twenty-five percent (25%) per annum (the "DEFAULT RATE") until such Event of Default has been cured.

     4. MAXIMUM INTEREST RATE. In the event that the interest provisions of this Note shall result at any time or for any reason in an effective rate of interest that exceeds the maximum interest rate permitted by applicable law (if any), then without further agreement or notice the obligation to be fulfilled shall be automatically reduced to such limit and all sums received by the Payee in excess of those lawfully collectible as interest shall be applied against the principal of this Note immediately upon the Payee's receipt thereof, with the same force and effect as though the Maker had specifically designated such extra sums to be so applied to principal and the Payee had agreed to accept such extra payment(s) as a premium-free prepayment or prepayments.

     5. EVENT OF DEFAULT. The occurrence of any one or all of the following events shall constitute an "EVENT OF DEFAULT" under this Note:

     (i) The Maker's failure to pay in full the Principal Amount due and payable under this Note; or

     (ii) The occurrence of an "Event of Default" as that term is defined in the Stock Purchase Agreement.

     6. REMEDIES. The Maker agrees that if an Event of Default occurs:

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     (i)  the entire outstanding  indebtedness shall thereupon,  at the sole and absolute option of the Payee, become immediately due and payable without notice; and

     (ii) Payee, in Payee's sole and absolute discretion, may charge interest at the Default Rate on the unpaid principal balance, independent of whether the Payee elects to accelerate the principal balance outstanding under this Note.

     7. ATTORNEYS' FEES AND OTHER COLLECTION COSTS. Maker shall pay all of Payee's expenses actually incurred to enforce or collect upon this Note including, without limitation, reasonable arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding, at all levels of trial and appeal.

     8. WAIVERS. No delay or omission on the part of the Payee in the exercise of any right hereunder shall operate as a waiver of such right or of any other right under this Note. A waiver by the Payee of any right or remedy conferred to it hereunder on any one occasion shall not be construed as a bar to, or waiver of, any such right and/or remedy as to any future occasion. The Maker and all persons now or hereafter becoming obligated or liable for the payment hereof do jointly and severally waive demand, notice of non-payment, protest, notice of dishonor and presentment.

     9. NOTICES, CONSENTS, ETC. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; or (ii) one (1) business day after deposit with a nationally recognized overnight delivery service, properly addressed to the party to receive the same, postage prepaid for overnight delivery. The addresses for such communications shall be:

IF TO MAKER TO:

Air Transport Group Holdings, Inc.
Attn:  Arnold Leonora
7453 Woodruff Way
Stone Mountain, Georgia  30087

IF TO PAYEE TO:

Daniel J. Pierson
14750 SW 152nd Court
Miami, Florida  33196

WITH A COPY TO:

K&L Gates, LLP
Attention: Marc H. Auerbach, Esq.
200 S. Biscayne Blvd.
Suite 3900
Miami, Florida  33131

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     10.  GOVERNING LAW: This Note shall be construed and enforced  according to the laws of the State of Florida, without regard to conflict of law principles.

     11. ASSIGNMENT. This Note shall be binding on the successors, heirs, personal representatives and assigns of the Maker. This Note may be assigned by the Payee, upon written notice to the Maker, and shall inure to the benefit of the Payee's or any assignee's successors, heirs, personal representatives and assigns. The term "Payee" shall include any future holder of this Note.

     12. SEVERABILITY. Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

                            [SIGNATURE PAGE FOLLOWS]


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     IN WITNESS WHEREOF, the Maker has caused this Note to be executed as of the date first written above.

                              MAKER: AIR TRANSPORT GROUP HOLDINGS, INC.

                              By:
                                 --------------------------------------

                              Name:
                                   ------------------------------------

                              Title:
                                    -----------------------------------


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